tander Don José María Olarán el día 21 de marzo de 1857 e iniciando sus operaciones el día 20 de agosto de 1857; fué transformada en Sociedad Anónima de Crédito por escritura autorizada por el Notario de Santander Don Ignacio Pérez el día 14 de enero de 1875; adaptados sus Estatutos a la nueva Legislación de Sociedades, en escritura de fecha 8 de Junio de 1992, autorizada por el Notario de Santander, Don José María de Prada Díez, con el número 1.316 de orden, inscrita en el Registro Mercantil de Cantabria en el tomo 448, libro 1, hoja 1.960, inscripción 1ª de adaptación. Cambiada su denominación por la que actualmente ostenta y modificados parcialmente sus Estatutos, en escritura que autorizada por el Notario de Madrid, Don Antonio Fernández-Golfín Aparicio, el día 13 de Abril de 1999, número 1.212 de mi Protocolo, por la que se fusionó con Banco Central Hispano Americano, S.A., por absorción de esta última entidad, escritura que causó la inscripción 596ª de la hoja de la Sociedad. ----
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Actúa en su calidad de Vicesecretario de la Comisión Ejecutiva de la Sociedad de conformidad con lo dispuesto en el artículo 108 del Reglamento